Exhibit 99.1

BULLDOG TECHNOLOGIES WINDS DOWN OPERATIONS

BULLDOG LAYS OFF WORKFORCE AND MR. ROBIN WALD RESIGNS AS DIRECTOR

RICHMOND, British Columbia, September 21, 2006 — Bulldog Technologies Inc. (OTC.BB: BLLD), today announced that the Company’s workforce of approximately 28 persons were laid-off on September 15, 2006 and that ongoing operations have ceased.  In addition, Mr. Robin Wald, former Chief Technology Officer, resigned as a director of the Company and is no longer employed by Bulldog.

On September 24, 2006, the Company is required to make a repayment of principle to the Holders of the February 2006 Convertible Notes in the approximate amount of $143,000.  On September 30, 2006, the Company’s $750,000 Promissory Note will also be due.  As a result of the Company’s current financial position, it is unlikely that the Company will be able to meet its obligations.  Therefore, the Company expects that it will be placed in default of the February 2006 Convertible Notes, the August 2005 Convertible Notes and the Promissory Note.

About Bulldog Technologies

Bulldog Technologies designs, develops, and manufactures its patented and FCC-certified wireless Online Security Solutions (BOSSTM) for supply-chain and other security and asset protection business applications.  With an estimated $6 billion in reported cargo theft annually, Bulldog’s BOSS™ products are designed to increase supply chain operational efficiency, security, and reduce and deter overall losses.  The Company also has the ability to offer substantial assistance to corporations, governments and law enforcement agencies in maintaining the integrity and traceability of cargo and containers as they enter or exit sovereign territory, are processed and re-distributed to final destinations.  For further details on the Company and its products, please visit the Company’s website at www.bulldog-tech.com.

Bulldog Technologies believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review Bulldog’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the period ended August 31, 2005, and Quarterly Reports on Form 10-QSB for the periods ended November 30, 2005, February 28, 2006 and May 31, 2006.  The Company assumes no obligation to update the information contained in this press release.

Company Contact:
   Paul G. Harrington
   President & CEO
   (604) 271-8656
   www.bulldog-tech.com